Exhibit 99.1

ENERSYS SELECTS GREENVILLE, SOUTH CAROLINA TO ADVANCE ITS LITHIUM BATTERY PRODUCTION IN THE UNITED STATES

READING, PA, USA, February 14, 2024 - EnerSys (NYSE: ENS), the global leader in stored energy solutions for industrial applications, has announced that it has selected Greenville, South Carolina to develop a lithium-ion cell gigafactory to advance battery production in the United States. This new factory represents a long-term opportunity that will enable growth and allow EnerSys to optimize cell sizing in battery solutions for its customers, providing independence from non-domestic cell suppliers.
EnerSys has applied for a comprehensive incentive package through South Carolina and Greenville County valued at approximately $200 million, which includes a combination of short-term and long-term incentives. The Company intends to use a portion of these proceeds, along with the Inflation Reduction Act (IRA) IRC 45X tax benefits and potential additional federal funding, to make a $500 million investment with the potential to create 500 high-quality new jobs.
EnerSys is evaluating the development of a 500,000 square foot state-of the-art manufacturing facility on approximately 140 acres in the Augusta Grove business park in Greenville. The operation, which would be the company’s second in South Carolina, would manufacture various form factors of lithium-ion cells for commercial, industrial and defense applications, with a production capacity of four gigawatt hours (GWh) per year.
“We recognize Greenville as an emerging hub for high-tech companies with an attractive talent pool in a thriving community. EnerSys is accelerating the global clean energy transition by significantly expanding our production of lithium-ion batteries across a broad range of end markets and applications. With the support of South Carolina and Greenville County, this factory will help us meet our customers’ needs, including those with specific manufacturing requirements for domestic sourced batteries,” said EnerSys President & CEO David M. Shaffer.
“Congratulations to EnerSys and Greenville County on a partnership that brings new opportunities to South Carolina. The Upstate is set for significant transformation with an extraordinary $500 million investment, accompanied by the creation of 500 new jobs. This investment will shape the region's future, fostering sustained prosperity for South Carolina in the years ahead,” said Gov. Henry McMaster.
“We are pleased that EnerSys chose South Carolina to increase its statewide presence and host such a large operation. Our pro-business climate and prepared workforce make it possible for companies to start, grow and thrive in a place they enjoy calling home,” said Secretary of Commerce Harry M. Lightsey III.
“Greenville County is proud to welcome EnerSys to South Carolina’s Upstate. Although growing, this community maintains a reputation for serving and helping one another. We look forward to including EnerSys and its team members in our Greenville family as we evolve into a long-lasting and successful partnership,” said Chairman of the House of Representatives Ways and Means Committee Bruce Bannister.
“Greenville welcomes EnerSys to our county and is grateful to its team for selecting our community to expand its technological capabilities. The company's investment is a testament to Greenville's diverse and robust manufacturing environment and highly skilled workforce,” said Greenville County Council Chairman Dan Tripp.
This latest development comes after EnerSys announced on June 14, 2023, that it had entered into a non-binding Memorandum of Understanding (MOU) with Verkor SAS, a European leader in battery technology, to explore the development of a lithium battery gigafactory in the United States.
The Company is targeting construction to begin in early 2025 and operations to be online in late 2027.
The transaction, among other things, is subject to customary closing conditions, final Board approval, regulatory and incentive approvals.

About EnerSys:

EnerSys is the global leader in stored energy solutions for industrial applications, designs, manufactures and distributes energy systems solutions and motive power batteries, specialty batteries, battery chargers, power equipment, battery accessories and outdoor equipment enclosure solutions to customers worldwide. The company goes to market through four lines of business: Energy Systems, Motive Power, Specialty and New Ventures. Energy Systems, which combine power conversion, power distribution, energy storage, and enclosures, are used in the telecommunication, broadband and utility industries, uninterruptible power supplies, and numerous applications requiring stored energy solutions. Motive power batteries and chargers are utilized in electric forklift trucks and other industrial electric powered vehicles. Specialty batteries are used in aerospace and defense applications, large over-the-road trucks, premium automotive, medical and security systems applications. New Ventures provides energy storage and management systems for various applications including demand charge reduction, utility back-up power, and dynamic fast charging for electric vehicles. EnerSys also provides aftermarket and customer support services to its customers in over 100 countries through its sales and manufacturing locations around the world. More information regarding EnerSys can be found at www.enersys.com.

Sustainability

Sustainability at EnerSys is about more than just the benefits and impacts of our products. Our commitment to sustainability encompasses many important environmental, social and governance issues. Sustainability is a fundamental part of how we manage our own operations. Minimizing our environmental footprint is a priority. Sustainability is our commitment to our employees, our customers and the communities we serve. Our products facilitate positive environmental, social and economic impacts around the world. To learn more visit: https://www.enersys.com/en/about-us/sustainability/.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events or developments that EnerSys expects or anticipates will occur in the future, including statements relating to the level of investment, the number of jobs created, the likelihood of obtaining or satisfying the remaining conditions to completing the investment and gigafactory, and the benefits from developing and operating such gigafactory, are forward-looking statements. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance and are inherently subject to risks and uncertainties. The statements in this press release are made as of the date of this press release. EnerSys does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect EnerSys’ results, including earnings estimates, see EnerSys’ filings with the Securities and Exchange Commission, including “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” and “Forward-Looking Statements,” set forth in EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2023. No undue reliance should be placed on any forward-looking statements.

CONTACT

Lisa Hartman
VP, Investor Relations and Corporate Communications
EnerSys
610-236-4040
E-mail: investorrelations@enersys.com